EXHIBIT 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated October 30, 1997 on the financial statements of Kratz-Wilde Machine Company as of October 31, 1996 and 1995, and for the year ended October 31, 1996 included in Aviation Sales Company and subsidiaries' Prospectus, dated June 23, 1998, which forms a part of Aviation Sales Company and subsidiaries' Registration Statement on Form S-4 (File No. 333-48669), and to all references to our Firm included in this registration statement.


CLARK, SCHAEFER, HACKETT & CO.

Cincinnatti, Ohio,
   June 30, 1998.